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MINNESOTA MUTUAL LIFE                             H.R. 10 (KEOGH PLAN) AGREEMENT
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WHAT DOES THIS AGREEMENT PROVIDE?

This agreement modifies certain contract provisions when it is used in connection with a qualified employer plan under the Self-Employed Individuals Tax Retirement Act of 1962, as amended.


WHEN MAY AN ANNUITANT'S ANNUITY BEGIN?

If the annuitant is or has been an owner-employee, then an annuity may not begin before the annuitant's actual age 59 1/2. The annuity for such an annuitant must begin no later than the annuitant's actual age 70 1/2.


WHAT ANNUITY FORMS ARE AVAILABLE?

All of the options provided by this contract are available. However, under Options 2 and 4 the period certain may not extend beyond the life expectancy of the annuitant.


MAY THE CONTRACT BE SURRENDERED?

If the annuitant is or has been an owner-employee, the accumulation value may not be paid before the date of the annuitant's actual age of 59 1/2; unless:

     a) the annuitant provides us with satisfactory evidence that he is disable, as defined in the statutory provisions governing H.R. 10 plans, or

     b) we receive written certification than an excess contribution, as defined in the statutory provisions governing H.R. 10 plans, has been made to this contract. In such a case a withdrawal for the amount of the excess contribution may be made.

This agreement is effective as of the original contract date of this contract unless a different effective date is shown here.

/s/ Robert J. Hasling
Secretary


/s/ Coleman Bloomfield
President

83-9057 H.R. 10 (Keogh Plan) Agreement